EXHIBIT-99

                        BestNet Announces Medical Advisor

GRAND RAPIDS, Mich.--(PR Newswire) -- December 21, 2005 - BestNet Communications Corp. (OTCBB: BESC - News) announced that it had entered into a one-year consulting agreement with Steven Kurtzman, MD whereunder, Dr. Kurtzman is expected to apply his medical expertise to advising BestNet's Board of Directors on various business opportunities in the medical or biotech fields. According to Stanley L. Schloz, BestNet's Chief Executive Officer, "BestNet expects that Dr. Kurtzman will provide valuable advice in assisting us to scrutinize opportunities in the biotech and medical fields. We have previously announced our interest in entering that field and, although we have not yet found a suitable opportunity, we are considering a number of them and welcome Dr. Kurtzman's help in our decision making process."

As full compensation for his services, Dr. Kurtzman has been granted stock options to purchase up to 200,000 shares of BestNet common stock at a price of $0.19 per share. The option will vest after one year and is exercisable during the four-year period after vesting. It has been issued under BestNet's existing Stock Plan for employees, directors and advisors.

Dr. Kurtzman received his B.A. from Cornell University in 1984. He received his M.D. from Case Western Reserve University School of Medicine in 1992. He completed his residency training in Radiation Oncology at the Hospital of the University of Pennsylvania in 1996. Dr. Kurtzman has been a practicing Radiation Oncologist in the San Francisco Bay area since then. He is the Director of Brachytherapy at Western Radiation Oncology, Inc. He has particular expertise in prostate brachytherapy (prostate seed implantation). He has lectured and taught the procedure nationally and participates in multiple clinical trials.


About BestNet Communications Corp.

BestNet Communications is a global solutions provider of long distance; conference calling, ClicktoPhone and custom application-based communication services. BestNet's services are accessed worldwide via the Internet, standard phones and wireless devices and are delivered using standard phone lines and equipment. This results in a cost effective high quality service for both businesses and consumers.

Under the brand name Bestnetcall(TM) (WWW.BESTNETCALL.COM) the services offer subscribers premium quality calls and conference calling, at significantly lower rates. Calls and conference calls can also be launched via a desktop application or handheld devices including Palm(TM), Pocket PC(R) and Blackberry(TM) and used with any standard or wireless phone. In addition the company's new ClicktoPhone(TM) service (WWW.CLICKTOPHONE.COM) enables clients to add secure and anonymous voice communication connectivity anywhere in the world to web sites, web banners, pictures, electronic documents, and customized e-mail calling buttons.

Contact BestNet at:  INVESTORS@BESTNETCOM.COM


This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives. The forward-looking statements herein are based on current expectations that involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond control of the company. Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any one of the assumptions could be inaccurate and, therefore, can be no assurance that the forward-looking statements included in this release will prove to be accurate.